EXHIBIT 3.1

CERTIFICATE OF DESIGNATION
OF
MOBILE MINI, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

SERIES A CONVERTIBLE REDEEMABLE PARTICIPATING PREFERRED STOCK
          MOBILE MINI, INC., a Delaware corporation (the “Corporation”), hereby certifies that the following resolution has been duly adopted by the Board of Directors of the Corporation (the “Board”):
          WHEREAS, pursuant to the amended and restated certificate of incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”), the Corporation is authorized to issue up to 20,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”), with such designations, preferences, rights and qualifications, limitations or restrictions as may be determined by the Board from time to time; and
          RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by the provisions of the Amended and Restated Certificate of Incorporation, there hereby is created, out of the 20,000,000 shares of Preferred Stock authorized by Article IV of the Amended and Restated Certificate of Incorporation, a series of the Preferred Stock consisting of 8,555,556 shares, which series shall have the following powers, designations, preferences and relative, participating, optional and other special rights, and the following qualifications, limitations and restrictions:
     1. Designation. This series of Preferred Stock shall be designated as the “Series A Convertible Redeemable Participating Preferred Stock”.
     2. Authorization. The Corporation shall have the authority to issue 8,555,556 shares of the Series A Convertible Redeemable Participating Preferred Stock, par value $.01 per share, of the Corporation (the “Series A Preferred Stock”).
     3. Rank. The Series A Preferred Stock shall, with respect to dividend rights, rights upon a Liquidity Event, rights to any other distributions or payments with respect to capital stock, voting rights and all other rights and preferences, rank junior to each other class or series of capital stock of the Corporation (including, without limitation, any class or series of capital stock created after the date hereof which by its terms ranks senior to the Series A Preferred Stock), other than (i) in all respects all classes or series of common stock existing or created after the date hereof, (ii) with respect to any other class or series of capital stock (including, without limitation, each class or series of capital stock created after the date hereof) which by its terms ranks junior to the Series A Preferred Stock, it shall rank senior to each such series of capital stock, (iii) with respect to dividends and voting rights, it shall rank pari passu with the Common Stock, and (iv) with respect to a distribution upon the occurrence of a Liquidity Event it shall rank senior to the Common Stock.

     4. Dividends.
          (a) Holders of record of shares of Series A Preferred Stock shall be entitled to receive when, as and if declared by the Board, out of funds legally available therefor, cash dividends payable on shares of the Series A Preferred Stock at the same time as cash dividends are paid on shares of Common Stock (and in the same manner and amount as if such shares of the Series A Preferred Stock had been converted at the Conversion Rate then in effect into shares of Common Stock at the time of such cash dividends). All dividends described in this Section 4(a) shall be payable on the date determined by the Board (a “Dividend Payment Date”). Such dividends shall be paid to the holders of record of shares of Series A Preferred Stock at the close of business on the date specified by the Board at the time such dividend is declared; provided, that such date shall not be more than sixty (60) days nor less than ten (10) days prior to the respective Dividend Payment Date.
          (b) All dividends paid with respect to the shares of Series A Preferred Stock pursuant to this Section 4 shall be paid pro rata to the holders of Series A Preferred Stock.
          (c) The shares of Series A Preferred Stock are subject to the same restrictions on the payment of dividends that are applicable to the shares of Common Stock, as set forth in the Senior Credit Agreement.
     5. Preference Upon a Liquidity Event.
          (a) Upon the occurrence of a Liquidity Event, each holder of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, whether such assets are stated capital or surplus of any nature, a per share amount (such amount being herein referred to as the “Series A Liquidation Preference”) on such date equal to the greater of (i) the Original Liquidation Preference plus all declared and unpaid dividends per each share of Series A Preferred Stock and (ii) the amount such holder would be entitled to receive if each share of Series A Preferred Stock held by it were converted at the Conversion Rate then in effect into shares of Common Stock immediately prior to the occurrence of such Liquidity Event, before any payment is made to the holders of Common Stock or any other class or series of capital stock of the Corporation ranking on liquidation junior to the Series A Preferred Stock in connection with such Liquidity Event. If, upon the occurrence of any such Liquidity Event, the remaining assets of the Corporation legally available for distribution to its stockholders shall be insufficient to pay such holders the aggregate Series A Liquidation Preference then the entire remaining assets and funds of the Corporation legally available for distribution to the holders of the Series A Preferred Stock shall be allocated among, and distributed to, such holders pro rata based on the number of shares of Series A Preferred Stock then held by each such holder.
          (b) The amount distributed to the holders of the Series A Preferred Stock in connection with a transaction referred to in this Section 5 shall be the cash or the fair market value of the property, rights or other securities distributed to such holders by the Corporation or acquiring Person, as the case may be. The fair market value of property, rights or other securities shall (i) in the case of publicly traded securities, be equal to the value as calculated in accordance with the definitive agreement(s) giving effect to the Liquidity Event and, if the agreement(s) do not prescribe a means for calculating such value the value shall be equal to the volume weighted average of the securities on their principal exchange over the thirty (30) trading days immediately preceding the effective date of the Liquidity Event, or (ii) in all other cases, be determined by and in the good faith discretion of the Board; provided, however, that (x) if the Majority Holders (the “Disputing Party”) dispute in writing the Board’s determination of fair market value within ten (10) days of the Board’s determination of fair market value and the Disputing Party and the Board are unable to reach agreement as to the fair market value within twenty (20) days after the date the Board receives the Disputing Party’s written dispute of the Board’s determination of fair market value, the Corporation and the Disputing Party shall seek an independent appraisal of such fair market value by an independent appraiser experienced in valuing the property, rights or other securities in question and mutually agreeable to the Corporation and the Disputing Party, and the determination of such appraiser shall be final and binding upon the Corporation and the Disputing Party and (y) in connection with such appraisal, the cost and expense of such appraisal shall be borne 50% by the Corporation and 50% by the Disputing Party. Payment of all amounts (including, without limitation the amounts payable pursuant to Section 5(a) hereunder) required to be paid to the holders of the Series A Preferred Stock shall constitute a redemption in full of such Series A Preferred Stock and after the payment of such amounts, all such shares of Series A Preferred Stock shall cease to be outstanding for all purposes.
          (c) The amounts set forth above and throughout this Section 5 shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split or combination involving the Series A Preferred Stock.
     6. Voting.
          (a) Holders of record of shares of Series A Preferred Stock shall be entitled to vote, voting together with the holders of Common Stock as a single class, on all matters on which the holders of Common Stock are entitled to vote as if such shares of Series A Preferred Stock had been converted to Common Stock at the time of such vote at the Conversion Rate then in effect as set forth in Section 7(a).
          (b) In addition to the rights set forth in Section 6(a) hereof, without the affirmative vote of the Majority Holders, the Corporation may not amend this Certificate of Designation.
     7. Optional Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
          (a) Right to Convert. Each share of the Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Liquidation Preference by the Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” shall initially be $18.00 and shall be subject to adjustment from time to time as described below.
          (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. For purposes of determining the number of fractional shares of Common Stock that would be issued upon conversion of Series A Preferred Stock, the following calculation shall be performed: the aggregate number of shares of Series A Preferred Stock that a holder proposes to convert into shares of Common Stock shall be multiplied by the Conversion Rate then in effect. In lieu of issuing any fractional shares to which the holder would otherwise be entitled based on the result of the foregoing calculation, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.
          (c) Mechanics of Conversion.
          (i) In order for a holder of Series A Preferred Stock to convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock at the office of the transfer agent for Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of Series A Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver to such holder of Series A Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.
          (ii) The Corporation shall at all times when Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock.
          (iii) Upon any such conversion, no adjustment to the applicable Conversion Price shall be made for any declared but unpaid dividends on Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.
          (iv) All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate on the date that such holder of Series A Preferred Stock becomes the record holder of the shares of Common Stock received upon conversion, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and the payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the

Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.
          (v) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 7. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered.
          (d) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the applicable Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the applicable Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.
          (e) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the applicable Conversion Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, to the amount obtained by multiplying the applicable Conversion Price then in effect by a fraction:
          (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date (calculated assuming conversion of issued and outstanding shares of Series A Preferred Stock, and the exercise, exchange or conversion of all then outstanding options, warrants, or exchange or subscription rights), and
          (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date (calculated assuming conversion of issued and outstanding shares of Series A Preferred Stock, and the exercise, exchange or conversion of all then outstanding options, warrants, or exchange or subscription rights) plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter and the applicable Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided, further, that no such adjustment shall be made if, at the election of the

Corporation, the holders of shares of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.
          (f) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of shares of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of shares of Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of Series A Preferred Stock; provided, that no such adjustment shall be made if, at the election of the Corporation, the holders of shares of Series A Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.
          (g) Adjustment for Reclassification, Exchange, or Substitution. If the shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above), then and in each such event the holder of each such share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable, upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.
          (h) Certificate as to Adjustments. Upon the occurrence of each adjustment of the applicable Conversion Price pursuant to this Section 7, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Series A Preferred Stock a statement setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar statement setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of such Series A Preferred Stock.

          (i) Notice of Record Date. In the event:
     (i) that the Corporation declares a dividend (or any other distribution) on its shares of Common Stock payable in shares of Common Stock or other securities of the Corporation;
     (ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;
     (iii) of any reclassification of the shares of Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon);
     (iv) of the occurrence of a Liquidity Event or the consummation of a Sale of the Company; or
     (v) that the Corporation receives a Holder Optional Redemption written election or a Holder Corporation Sale Optional Redemption written election in accordance with Section 8(a) or 8(c), then the Corporation shall use its commercially reasonable efforts to cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred Stock, and shall cause to be mailed to the holders of Series A Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten (10) days prior to the date specified in (A) below or thirty (30) days before the date specified in (B) below, a notice stating
     (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined or the date upon which the Holder Optional Redemption is expected to be consummated; or
     (B) the date on which such Liquidity Event is expected to occur or the date on which such Sale of the Company is expected to be consummated, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such Liquidity Event or Sale of the Company; provided, that the Corporation’s failure to provide any notice required under this Section 7(j) after using commercially reasonable efforts shall not be deemed a default, breach or violation of this Section 7(j).
     8. Holder Optional Redemptions.
          (a) At any time after the tenth (10th) anniversary of the Original Issue Date, at the written election of the Majority Holders the Corporation shall redeem (the “Holder Optional Redemption”) all of the shares of Series A Preferred Stock then outstanding on the date specified in the Majority Holders’ written election (which date shall not be earlier than thirty (30) days after the date of such written election or later than ninety (90) days after the date of such written election) (such date, the “Holder Optional Redemption Date”) for an amount per share equal to the Series A Liquidation Preference as of the Holder Optional Redemption Date. If the funds of the Corporation legally available for the redemption of shares of Series A Preferred Stock shall be insufficient to permit the payment of the amounts due to such holders on the Holder Optional Redemption Date, then the holders of Series A Preferred Stock shall share in any legally available funds pro rata based on the number of shares of Series A Preferred Stock held by each such holder. During the Default Period, (i) the Corporation shall use commercially reasonable efforts to obtain the funds and/or make funds legally available as necessary to make the remaining payments required under this Section 8, (ii) the number of directors on the Board shall be increased by one (1) and the Majority Holders shall have the right to appoint the one (1) additional director (with such director holding office until the expiration of the Default Period) and (iii) the amount of the remaining payments required under this Section 8 shall accrue interest at a rate of ten percent (10%) per annum, compounded quarterly, until the remaining payments are paid in full. As soon as practicable after the Corporation has funds legally available therefor, the Corporation shall make the remaining payments required under this Section 8.
          (b) The closing of the Corporation’s redemption pursuant to Section 8(a) shall take place at 10:00 a.m. Central Standard time on the Holder Optional Redemption Date at the Corporation’s principal executive office or place of business. At the closing the Corporation shall pay to each holder of Series A Preferred Stock, against the Corporation’s receipt from such holder of the certificate or certificates representing the shares of such Series A Preferred Stock then held by such holder, an amount equal to the aggregate payment due pursuant to Section 8(a) for all such shares, by wire transfer of immediately available funds, or if such holder shall not have specified wire transfer instructions to the Corporation prior to the closing, by check made payable to the order of such holder; provided, that if any certificate representing the shares of Series A Preferred Stock has been lost, stolen or destroyed, such holder will execute and deliver to the Corporation an affidavit of loss in connection with such lost, stolen or destroyed certificate(s), in a form reasonably acceptable to the Corporation. If so required by the Corporation, certificates surrendered for redemption shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.
          (c) If the Corporation enters into a binding agreement in respect of a Sale of the Company (x) on or prior to June 27, 2008, (y) on or prior to the date that is ninety (90) days after the Original Issue Date and the negotiations in connection with such Sale of the Company commenced prior to the Original Issue Date, or (z) after the date which is ninety (90) days after the Original Issue Date, and in any such case the per-share purchase price of the Common Stock in connection with such Sale of the Company is less than $23.00 per share (as adjusted to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences), then at the written election of the Majority Holders made within ten (10) days of the receipt of the Corporation’s notice pursuant to Section 7(ij)(B) the Corporation shall redeem (the “Holder Corporation Sale Optional Redemption”) all of the shares of Series A Preferred Stock then outstanding at a price per share equal to (i) in the case if clauses (x) or (y) above, $21.60 per share (as adjusted to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences), and (ii) in the case of clause (z) above, the Original Liquidation Preference plus declared but unpaid dividends (such price, the “Holder Corporation Sale

Optional Redemption Price”). If any of the outstanding shares of Common Stock would receive any proceeds in connection with such Sale of the Company, then the aggregate Holder Corporation Sale Optional Redemption Price shall be paid to the holders of Series A Preferred Stock prior to any payment to the holders of Common Stock in connection with such Sale of the Company; provided, that if the assets of the Corporation legally available for distribution shall be insufficient to pay such holders the aggregate Holder Corporation Sale Optional Redemption Price, then (i) the entire assets and funds of the Corporation legally available for distribution to the holders of the Series A Preferred Stock, shall be allocated among, and distributed to, such holders pro rata based on the number of shares of Series A Preferred Stock then held by each such holder and (ii) the acquiring entity in such Sale of the Company shall pay to the holders of Series A Preferred Stock the aggregate Holder Corporation Sale Optional Redemption Price that remains outstanding after the payment contemplated by the foregoing clause (i) has been made; or (B) if the Holder Corporation Sale Optional Redemption is prohibited by the application of Section 8(e), then the acquiring entity in such Sale of the Company shall pay to the holders of Series A Preferred Stock the aggregate Holder Corporation Sale Optional Redemption Price that remains outstanding. Payment of the Holder Corporation Sale Optional Redemption Price pursuant to this Section 8(c) shall constitute a redemption in full of such Series A Preferred Stock and after the payment in full of such amounts, all such shares of Series A Preferred Stock shall cease to be outstanding for all purposes.
          (d) The closing of the Holder Corporation Sale Optional Redemption shall take place at the Corporation’s principal executive office or place of business on the date the Sale of the Company is consummated. At the closing the Corporation (or, if applicable, the acquiring entity in such Sale of the Company) shall pay to each holder of Series A Preferred Stock, against the Corporation’s receipt from such holder of the certificate or certificates representing the shares of such Series A Preferred Stock then held by such holder, an amount equal to the aggregate payment due pursuant to Section 8(c) for all such shares, by wire transfer of immediately available funds, or if such holder shall not have specified wire transfer instructions to the Corporation prior to the closing, by check made payable to the order of such holder; provided, that if any certificate representing the Series A Preferred Stock has been lost, stolen or destroyed, such holder will execute and deliver to the Corporation an affidavit of loss in connection with such lost, stolen or destroyed certificate(s), in a form reasonably acceptable to the Corporation. If so required by the Corporation, certificates surrendered for redemption shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.
          (e) Notwithstanding any of the foregoing, the Corporation shall not redeem any shares of Series A Preferred Stock until after such time as both (i) all obligations under the Senior Credit Agreement shall have been satisfied in full in cash (other than contingent reimbursement obligations and contingent indemnification obligations for which no claim has been made) and (ii) the revolving loan commitments under the Senior Credit Agreement have been terminated.

     9. Corporation Optional Redemption.
          (a) Subject to the holders Conversion Rights, in the event the Majority Holders did not exercise their Holder Corporation Sale Optional Redemption right, if applicable, the Corporation may redeem (the “Corporation Optional Redemption”) all of the shares of Series A Preferred Stock then outstanding simultaneously with the consummation of a Sale of the Company in which the per-share purchase price of the Common Stock in connection with such Sale of the Company is less than $23.00 per share (as adjusted to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences) for an amount per share equal to the Original Liquidation Preference plus declared but unpaid dividends (the “Corporation Optional Redemption Price”). If any of the outstanding shares of Common Stock would receive any proceeds in connection with such Sale of the Company, then the aggregate Corporation Optional Redemption Price shall be paid to the holders of Series A Preferred Stock prior to any payment to the holders of Common Stock in connection with such Sale of the Company; provided, that if the assets of the Corporation legally available for distribution shall be insufficient to pay such holders the aggregate Corporation Optional Redemption Price, then (i) the entire assets and funds of the Corporation legally available for distribution to the holders of the Series A Preferred Stock, shall be allocated among, and distributed to, such holders pro rata based on the number of shares of Series A Preferred Stock then held by each such holder and (ii) the acquiring entity in such Sale of the Company shall pay to the holders of Series A Preferred Stock the aggregate Corporation Optional Redemption Price that remains outstanding after the payment contemplated by the foregoing clause (i) has been made; or (B) if the Corporation Optional Redemption is prohibited by the application of Section 9(c), then the acquiring entity in such Sale of the Company shall pay to the holders of Series A Preferred Stock the aggregate Corporation Optional Redemption Price that remains outstanding. Payment of the Corporation Optional Redemption Price pursuant to this Section 9(a) shall constitute a redemption in full of such Series A Preferred Stock and after the payment in full of such amounts, all such shares of Series A Preferred Stock shall cease to be outstanding for all purposes.
          (b) The closing of the Corporation Optional Redemption shall take place at the Corporation’s principal executive office or place of business on the date the Sale of the Company is consummated. At the closing the Corporation (or, if applicable, the acquiring entity in such Sale of the Company) shall pay to each holder of Series A Preferred Stock, against the Corporation’s receipt from such holder of the certificate or certificates representing the shares of such Series A Preferred Stock then held by such holder, an amount equal to the aggregate payment due pursuant to this Section 9 for all such shares, by wire transfer of immediately available funds, or if such holder shall not have specified wire transfer instructions to the Corporation prior to the closing, by check made payable to the order of such holder; provided, that if any certificate representing the Series A Preferred Stock has been lost, stolen or destroyed, such holder will execute and deliver to the Corporation an affidavit of loss in connection with such lost, stolen or destroyed certificate(s), in a form reasonably acceptable to the Corporation. If so required by the Corporation, certificates surrendered for redemption shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.

          (c) Notwithstanding any of the foregoing, the Corporation shall not redeem any shares of Series A Preferred Stock until after such time as both (i) all obligations under the Senior Credit Agreement shall have been satisfied in full in cash (other than contingent reimbursement obligations and contingent indemnification obligations for which no claim has been made) and (ii) the revolving loan commitments under the Senior Credit Agreement have been terminated.
     10. Mandatory Conversion.
          (a) If (x) at any time after the one (1) year anniversary of the Original Issue Date, the Market Price of the Common Stock exceeds $23.00 per share (as adjusted to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences), then effective as of the close of business on the last trading day of the thirty (30) day period in which the Market Price so exceeds $23.00 per share (as adjusted to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences), or (y) the Corporation enters into a binding agreement in respect of a Sale of the Company in which the per-share purchase price of the Common Stock in connection with such Sale of the Company is less than $23.00 per share (as adjusted to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences) and the Majority Holders did not exercise their Holder Corporation Sale Optional Redemption right, if applicable, or the Corporation does not exercise its Corporation Optional Redemption right, then all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate as of the close of business on the last day of such thirty day period or the day immediately preceding the consummation of such Sale of the Company, as the case may be (either of such date, the “Mandatory Conversion Date”). The Corporation shall file a Certificate of Elimination with the Secretary of State of the State of Delaware terminating this Certificate of Designation as soon as practicable after the Mandatory Conversion Date.
          (b) All holders of record of shares of Series A Preferred Stock shall be given written notice of the applicable Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 10. Such notice shall be given (x) in the case of Section 10 (a) (x), within five (5) business days after the occurrence of the Market Price exceeding $23.00 per share (as adjusted to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences), or (y) in the case of Section 10 (a) (y), thirty (30) days prior to the consummation of such Sale of the Company. Such notice shall be sent by overnight courier or first class or registered mail, postage prepaid, to each record holder of applicable Series A Preferred Stock at such holder’s address last shown on the records of the transfer agent for Series A Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of the applicable shares of Series A Preferred Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 10; provided, that if any certificate representing the Series A Preferred Stock has been lost, stolen or destroyed, such holder will execute and deliver to the Corporation an affidavit of loss in connection with such lost, stolen or destroyed certificate(s), in a form reasonably acceptable to the Corporation. Upon such holder of Series A Preferred Stock becoming the record holder of the shares of Common Stock received upon conversion, all rights with respect to Series A Preferred Stock so converted will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefore (or, if applicable, upon delivery to the Corporation of the affidavit of loss), to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon, if any. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the applicable Mandatory Conversion Date and the surrender of the certificate or certificates for the shares of Series A Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 7(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.
          (c) Such converted Series A Preferred Stock may not be reissued, and the Corporation may (but shall not be obligated to) thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Common Stock by the number of shares of Series A Preferred Stock so converted.
          (d) Any Series A Preferred Stock converted pursuant to this Section 10 will be cancelled and will not under any circumstances be reissued, sold or transferred and the Corporation may (but shall not be obligated to) from time to time take such appropriate action as may be necessary to reduce the authorized Preferred Stock accordingly.
     11. Restrictive Legends. Each certificate representing shares of Series A Preferred Stock (and shares of Common Stock into which such shares of Series A Preferred Stock are converted) shall be stamped or otherwise imprinted with legends in substantially the following form:
          “The sale, transfer, hypothecation, negotiation, pledge, assignment, encumbrance or other disposition of this share certificate and the shares of Preferred Stock represented hereby are restricted by and are subject to all of the terms, conditions and provisions of that certain Preferred Stockholders Agreement, dated June 27, 2008, as amended from time to time, by and between the Company and the investors party thereto, which agreement is on file at the principal office of the Company.”
          “The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or pursuant to any state securities laws. The securities have been acquired for investment and may not be sold or transferred except in compliance with the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws or pursuant to an exemption therefrom.”
     Upon the written request of any holder of Series A Preferred Stock, (i) the Corporation shall remove the portion of such legend that relates to the Stockholders Agreement from the certificates evidencing any shares of Series A Preferred Stock (or shares of Common Stock into which such shares of Series A Preferred Stock are converted) which cease to be bound by the Stockholders Agreement and (ii) the Corporation shall remove the Securities Act portion of such legend from such certificate or certificates (provided, that such shares are eligible (as reasonably determined by the Board) for sale pursuant to Rule 144 (or any similar rule or rules then in effect) under the Securities Act).
     12. Exclusivity. Except as expressly set forth herein and in the Stockholders Agreement, the holders of Series A Preferred Stock shall have no rights other than those provided by applicable law.
     13. Amendments. The terms, conditions, rights and preferences contained in this Certificate of Designation may be amended, modified, waived, amended and restated or replaced in its entirety upon the approval of the Board with the consent of the Majority Holders.
     14. Definitions; Gender. (a) As used in this Certificate of Designation, and unless the context requires a different meaning, the following terms have the meanings indicated:
          “Amended and Restated Certificate of Incorporation” shall have the meaning set forth in the recitals.
          “Board” shall have the meaning set forth in the preamble.
          “Certificate of Designation” shall have the meaning set forth in the recitals.
          “Common Stock” shall mean, collectively, the common stock, par value $.01, of the Corporation.
          “Conversion Date” shall have the meaning set forth in Section 7(c)(i).
          “Conversion Price” shall have the meaning set forth in Section 7(a).
          “Conversion Rate” means the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, as determined by dividing the Original Liquidation Preference by the Conversion Price in effect at the time of conversion.
          “Conversion Rights” shall have the meaning set forth in Section 7.
          “Corporation” shall have the meaning set forth in the preamble.
          “Corporation Optional Redemption” shall have the meaning set forth in Section 9.
          “Corporation Optional Redemption Price” shall have the meaning set forth in Section 9.
          “Default Period” means the period beginning on the date that the Corporation fails to make any required payment to the holders of Series A Preferred Stock pursuant to Section 8(a) and ending on the date that the amounts required to be paid by the Corporation to the holders of Series A Preferred Stock pursuant to Section 8(a) have been paid in full.
          “Disputing Party” shall have the meaning set forth in Section 5(b).

          “Dividend Payment Date” shall have the meaning set forth in Section 4(a).
          “Holder Corporation Sale Optional Redemption” shall have the meaning set forth in Section 8(c).
          “Holder Corporation Sale Optional Redemption Price” shall have the meaning set forth in Section 8(c).
          “Holder Optional Redemption” shall have the meaning set forth in Section 8(a).
          “Holder Optional Redemption Date” shall have the meaning set forth in Section 8(a).
          “Liquidity Event” shall mean a voluntary or involuntary filing of bankruptcy of the Corporation, any liquidation, dissolution or winding up of the Corporation but shall not include a Sale of the Company.
          “Majority Holders” means the holders of Series A Preferred Stock representing at least a majority of the then outstanding shares of the Series A Preferred Stock, voting as a single class.
          “Mandatory Conversion Date” shall have the meaning set forth in Section 10(a).
          “Market Price” means the average of the closing prices of the Common Stock on the NASDAQ reporting system or on the principal exchange on which the Common Stock is traded (as reported in the Wall Street Journal) over a period of thirty (30) days consisting of the day as of which “Market Price” is being determined and the twenty nine (29) consecutive trading days prior to such day (including trading days occurring prior to the one year anniversary of the Original Issue Date); provided, that if the Common Stock is not traded on any exchange or the over-the-counter market, then “Market Price” shall be determined in good faith by the Board (provided that the dispute mechanism set forth in Section 5(b) shall apply if the Majority Holders dispute the Board’s determination of “Market Price”).
          “Original Issue Date” shall be June 27, 2008.
          “Original Liquidation Preference” shall mean $18.00 per share of the Series A Preferred Stock (as adjusted to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences).
          “Person” shall mean any individual, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, trust, or any governmental or political subdivision or any agency, department or instrumentality thereof.
          “Preferred Stock” shall have the meaning set forth in the recitals.
          “Sale of the Company” shall mean
          (i) any consolidation or merger of the Corporation or a subsidiary of the Corporation in which the shares of Common Stock are converted into cash, securities or other property other than any consolidation or merger of the Corporation in which holders of the Corporation’s capital stock immediately prior to the consolidation or merger own greater than 50% of the voting stock and voting power of the surviving corporation immediately after the consolidation or merger;
          (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation and its subsidiaries other than any sale, lease, exchange or other transfer to an entity where the Corporation owns, directly or indirectly, greater than 50% of the outstanding voting securities of such entity after the transfer or series of transfers as the case may be; or
          (iii) any Person has become the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of shares of the capital stock of the Corporation representing greater than 50% of the outstanding voting power of the Corporation.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Senior Credit Agreement” means that certain Senior Credit Agreement, by and among the Corporation, Deutsche Bank AG New York Branch, as administrative agent, the lenders party from time to time thereto, and the agents named therein providing for up to $1.0 billion of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded or extended in whole or in part from time to time under the same or any other agent, lender or group of lenders.
          “Stockholders Agreement” means that certain Stockholders Agreement, dated as of June 27, 2008 by and the Corporation and the holders of Series A Preferred Stock party thereto, or the same may be amended, modified or waived from time to time.
          “subsidiary” shall mean, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of capital stock or other equity interests entitled (without regard to occurrence of any contingency) to vote in the election of directors or other managing authority thereof is at the time owned or controlled, directly or indirectly, by such Person or its subsidiaries.
          (b) Words expressed in the masculine shall include the feminine and neuter gender and vice versa.
* * * * *

          IN WITNESS WHEREOF the foregoing Certificate of Designation has been duly executed on behalf of the Corporation by the undersigned on this 26th day of June, 2008.

MOBILE MINI, INC.
By:	/s/ STEVEN BUNGER
Title: STEVEN BUNGER
Name: PRESIDENT
[Signature Page for Certificate of Designation]